Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S‑3 (Registration Nos. 333‑186019, 333‑192258, 333-197413, 333-197901 and 333-206398) and the Registration Statements on Form S‑8 (Registration Nos. 333‑179207 and 333-206399) of Bonanza Creek Energy, Inc. of our reports dated February 29, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in the Annual Report on Form 10‑K of Bonanza Creek Energy, Inc. for the year ended December 31, 2015.
/s/ HEIN & ASSOCIATES LLP
Denver, Colorado
February 29, 2016